Exhibit 99.1

Seattle Genetics Reports Product Development Progress and First Quarter

2009 Financial Results

-Advances across clinical pipeline of cancer drugs highlighted by initiation of SGN-35 pivotal trial-

-Conference call today at 5:00 p.m. ET-

Bothell, WA — April 23, 2009 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the first quarter ended March 31, 2009. The company also highlighted recent product development progress.

“We have started 2009 with substantial momentum, achieving multiple goals across our product pipeline and continuing to drive our programs toward commercialization,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Already in 2009, we have received a Special Protocol Assessment (SPA) and initiated a pivotal trial of SGN-35 for Hodgkin lymphoma, positioning us to launch our first product in 2012. We also completed enrollment in a large phase IIb overall survival trial of lintuzumab, from which we expect data in the first half of 2010, and reported compelling preclinical data with dacetuzumab that support our broad clinical development program. From a business perspective, we raised $53 million through a public offering and entered into an antibody-drug conjugate (ADC) collaboration with Millennium, further strengthening our financial position and enabling us to continue aggressively advancing our pipeline.”

Recent and Planned Pipeline and ADC Collaborator Highlights

SGN-35

•	Initiated a pivotal trial in Hodgkin lymphoma under an SPA from the U.S. Food and Drug Administration (FDA)

•	Received fast track designation from the FDA for Hodgkin lymphoma

•

Received orphan drug designations from the European Medicines Agency (EMEA) for the treatment of Hodgkin lymphoma and anaplastic large cell lymphoma (ALCL) and from the FDA for the treatment of ALCL, complementing the previously received designation from the FDA for Hodgkin lymphoma

•

Named Vaughn B. Himes, Ph.D., as Executive Vice President, Technical Operations and promoted Morris Z. Rosenberg, D.Sc., to Executive Vice President, Process Sciences in support of SGN-35 commercialization activities

•	Recognized Peter D. Senter, Ph.D. as the company’s first distinguished fellow due to his key role with SGN-35 and the company’s ADC technology

•	Expect to initiate a phase II trial for systemic ALCL in the first half of 2009

•	Plan to present weekly dosing phase I clinical trial data in an oral presentation at the American Society of Clinical Oncology annual meeting on Monday, June 1, 2009

•	Preparing to initiate a clinical trial to assess potential retreatment of patients with SGN-35

Dacetuzumab (SGN-40)

•

Reported research at the American Association for Cancer Research (AACR) annual meeting describing the correlation between a diagnostic gene signature and sensitivity to treatment with dacetuzumab in patients with diffuse large B-cell lymphoma

•

Also at AACR, presented preclinical findings on the synergistic activity of dacetuzumab in combination with conventional cytotoxic drugs commonly used in the treatment of lymphoma and enhanced activity in combination with Rituxan® (rituximab) plus Gemzar® (gemcitabine)

•	Expect to report clinical data from multiple ongoing clinical trials of dacetuzumab later in 2009

Lintuzumab (SGN-33)

•

Achieved enrollment goal of 210 patients in a randomized phase IIb trial of lintuzumab in combination with low-dose cytarabine chemotherapy for older patients with acute myeloid leukemia. The company expects to report data from the trial in the first half of 2010.

•	Expect data from a phase Ib single-agent clinical trial to be reported in mid-2009

SGN-70

•	Completed the healthy volunteer portion of a phase I clinical trial

•	Plan to expand the phase I trial to include patients with autoimmune disease

SGN-75

•	Completed preclinical studies necessary to support an investigational new drug submission in the second half of 2009 for CD70-positive hematologic malignancies and solid tumors

ADC Collaborations

•

Entered into a new ADC collaboration with Millennium: The Takeda Oncology Company, under which Seattle Genetics is entitled to receive a $4 million upfront payment, progress-dependent milestone payments and mid-single digit royalties on any resulting ADC products

First Quarter 2009 Financial Results

Revenues in the first quarter of 2009 were $9.1 million, up from $7.1 million in the first quarter of 2008. Revenues increased primarily as a result of the earned portion of the upfront fee, reimbursements and milestone payments received under the company’s dacetuzumab collaboration with Genentech.

Total operating expenses for the first quarter of 2009 were $37.4 million, compared to $26.1 million for the first quarter of 2008. The planned increase in 2009 was primarily driven by clinical development activities for SGN-35, lintuzumab and dacetuzumab, manufacturing activities for SGN-35 and higher employee costs, principally related to growth in the company’s clinical and development staff. Non-cash, share-based compensation expense for the first quarter of 2009 was $2.7 million, compared to $2.2 million for the same period in 2008. Dacetuzumab development costs incurred by Seattle Genetics are included in research and development expense, but are fully reimbursed by Genentech under the collaboration.

Net loss for the first quarter of 2009 was $27.3 million, or $0.33 per share, compared to $17.1 million, or $0.22 per share, for the first quarter of 2008.

As of March 31, 2009, Seattle Genetics had $192.4 million in cash and investments, compared to $160.7 million as of December 31, 2008. The increase reflects net proceeds of approximately $52.5 million from the company’s public offering of common stock in February. The company has agreed to sell 1,178,163 shares of common stock in a private placement to Baker Brothers Life Sciences, L.P.

(BBLS), at the same price per share paid by investors in the public offering, subject to stockholder approval. If approved at the company’s annual stockholders meeting scheduled for May 15, 2009, the transaction with BBLS will generate additional proceeds of approximately $11.5 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 257-2182 (domestic) or (303) 228-2960 (international). A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11130461. The telephone replay will be available until 4:00 p.m. PT on April 27, 2009.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, SGN-35, is in a pivotal trial under a special protocol assessment with the FDA. SGN-35 is empowered by Seattle Genetics’ proprietary ADC technology comprising highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. In addition, Seattle Genetics has three other product candidates in ongoing clinical trials: dacetuzumab (SGN-40), lintuzumab (SGN-33) and SGN-70. Dacetuzumab is being developed under a worldwide collaboration with Genentech (a wholly-owned member of the Roche Group). Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics, Daiichi Sankyo, MedImmune, a subsidiary of AstraZeneca, and Millennium: The Takeda Oncology Company, as well as an ADC co-development agreement with Agensys, a subsidiary of Astellas Pharma. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of its product candidates, including SGN-35, initiation of future clinical trials, and data availability from ongoing clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, failure to achieve milestones under our collaborations and unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2009	December 31, 2008
Assets
Cash, cash equivalents, short and long term investments	$192,413	$160,708
Other assets	28,527	27,009

Total assets	$220,940	$187,717

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$17,588	$15,879
Deferred revenue and long-term liabilities	95,861	92,820
Stockholders’ equity	107,491	79,018

Total liabilities and stockholders’ equity	$220,940	$187,717

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended March 31,
	2009	2008
Revenues	$9,142	$7,085
Expenses
Research and development	33,246	22,152
General and administrative	4,156	3,935

Total operating expenses	37,402	26,087

Loss from operations	(28,260)	(19,002)
Investment income, net	992	1,890

Net loss	$(27,268)	$(17,112)

Basic and diluted net loss per share	$(0.33)	$(0.22)

Weighted-average shares used in computing basic and diluted net loss per share	83,545	76,258